Exhibit 99.1

NEWS RELEASE
Contact:
Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	Talbots and Sycamore Partners Michael Freitag, Tim Lynch or Blair Fasbender Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

ALLIANCE DATA ACQUIRES $145 MILLION IN PRIVATE LABEL CREDIT CARD
RECEIVABLES PORTFOLIO, SIGNS LONG-TERM PRIVATE LABEL CREDIT CARD
AGREEMENT WITH LEADING WOMEN’S SPECIALTY RETAILER TALBOTS, INC.

DALLAS – Sept. 17, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced its Retail Services business will provide private label credit card services for multichannel retailer The Talbots, Inc., a wholly owned subsidiary of Sycamore Partners’ TLB Holdings, LLC.  Alliance Data has also acquired the receivables associated with Talbots’ existing private label credit card file, and will acquire the credit card accounts, pending regulatory approval.

 “Alliance Data has extensive retail expertise and a track record for helping its clients drive sales and increase customer loyalty.  This experience combined with their commitment to provide our customers with the same high levels of service they have received historically from Talbots were key factors in the decision to partner with the company on The Talbots private label credit business,” said Mike Archbold, chief executive officer and chief financial officer of Talbots.  “We look forward to working together with Alliance Data to continue to build long-term customer loyalty and grow the Talbots brand through our Talbots Charge private label credit card and rewards program.”

Alliance Data has entered into agreements with The Talbots, Inc., subject to regulatory approval, to manage their private label credit card program and purchase the retailer’s existing credit card accounts. Pursuant to such agreements, Alliance Data acquired the receivables related to the portfolio of approximately $145 million. The acquired file carries only a modest level of delinquencies and, as such, Alliance Data believes that its performance will be consistent with traditional expectations.

Alliance Data will deliver a marketing-driven private label credit card program that recognizes and rewards Talbots cardholders with a tiered program offering cardholders points-per-dollars spent, plus other perks, to drive brand loyalty and repeat purchases consistent with Talbots’ historical program.

“For more than 65 years, Talbots has been a distinguished brand—and a respected retailer known for their unparalleled customer service. We are thrilled to begin working with Talbots with the goal of reinforcing Talbots’ well-established brand and enhancing the customer experience through our private label credit card offering,” said Melisa Miller, president of Alliance Data Retail Services. “We look forward to helping Talbots achieve their sales and growth goals and believe this is the beginning of a long, results-driven partnership.”

Know More. Sell More.® is Alliance Data’s commitment to help its clients better understand their customers to drive sales. Leveraging deep-rooted retail expertise, card usage data, advanced analytics and market research, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to increase sales, brand affinity, and customer engagement and loyalty for its clients. Alliance Data Retail Services clients include many of North America’s best-known retail brands.

About Talbots
The Talbots, Inc. is a leading specialty retailer and direct marketer of women's apparel, shoes and accessories. At the end of the first quarter 2012, the Company operated 516 Talbots stores in 46 states and Canada. Talbots brand on-line shopping site is located at http://www.talbots.com/.

About Sycamore Partners
Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments. The founders of Sycamore have a long history of partnering with management teams to improve the operating profitability and strategic value of their businesses. They work with companies they believe have significant growth potential, particularly when given the capital and outside expertise they need to succeed. For more information, please visit http://www.sycamorepartners.com.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.
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